SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ADVANCE AUTO PARTS, INC.

(Name of Registrant as Specified In Its Charter)

ADVANCE AUTO PARTS, INC.

(Name of Person(s) Filing Proxy Statement)

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ADVANCE AUTO PARTS, INC.

5673 AIRPORT ROAD

ROANOKE, VIRGINIA 24012

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

May 20, 2003

We will hold our 2003 annual meeting of the stockholders of Advance Auto Parts, Inc., a Delaware corporation, on May 20, 2003, at 10:00 a.m., local time, at Wyndham Roanoke Hotel, 2801 Hershberger Road, NW, Roanoke, Virginia. As further described in the accompanying proxy statement, at this meeting we will vote regarding:

•	The election of nominees to our board of directors to serve until the fiscal year 2004 annual meeting of stockholders and until their successors are duly elected and qualified.

•	The transaction of other business that may properly come before the meeting or any meetings held upon any postponement or adjournment of the meeting.

Our board of directors has fixed the close of business on March 31, 2003 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote.

We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy. If you attend the meeting, you may vote in person, even if you previously voted by proxy.

By order of the board of directors,

Eric M. Margolin Senior Vice President General Counsel and Secretary

Roanoke, Virginia

April 11, 2003

i

PROXY STATEMENT

INTRODUCTION

We are sending you this proxy statement on or about April 11, 2003 in connection with the solicitation of proxies by our board of directors. The proxies are for use at our 2003 annual meeting of stockholders, which we will hold at 10:00 a.m., local time, on May 20, 2003, at Wyndham Roanoke Hotel, 2801 Hershberger Road, NW, Roanoke, Virginia. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on March 31, 2003. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 5673 Airport Road, Roanoke, Virginia 24012, and our telephone number is (540) 362-4911. Unless the context otherwise requires, “Advance,” “we,” us,” “our” and similar terms refer to Advance Auto Parts, Inc., its predecessor, its subsidiaries and their respective operations.

A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, or vote your proxy by Internet or telephone by following the instructions on the form of proxy to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our corporate secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	for our board’s slate of nominees; and

•	to transact such other business as may properly come before the meeting or any postponements or adjournments of the meeting.

OUTSTANDING SECURITIES AND VOTING RIGHTS

Our only voting securities are the outstanding shares of our common stock. At the record date, we had 35,775,007 shares of common stock outstanding and 433 stockholders of record. If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, or 17,887,504 shares, a quorum will exist for the transaction of business at the meeting. Stockholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

For each share of common stock you hold on the record date, you are entitled to one vote on each matter that we will consider at this meeting. You are not entitled to cumulate your votes.

Brokers holding shares in street name for customers have the authority to vote on certain matters when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors.

The voting requirements for the proposals we will consider at the meeting are:

•	Election of directors. Directors are elected by a plurality, and the ten candidates who receive the most votes will be elected to our board of directors. Votes withheld and votes against a candidate will have no effect on the election.

We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations. Our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors or employees for these activities.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, you will elect ten members of our board of directors to serve until our 2004 annual meeting of stockholders and until their respective successors are elected and qualified. Our board has nominated Lawrence P. Castellani, Mark J. Doran, Peter J. Fontaine, Stephen M. Peck, Gilbert T. Ray, John M. Roth, Carlos A. Saladrigas William L. Salter, Francesca Spinelli and Ronald P. Spogli for election as director. Each of the nominees are current members of our board, except for Mr. Saladrigas. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as director if elected.

The persons named as proxies in the accompanying form of proxy have advised us that at the meeting, unless otherwise directed, they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as proxies may vote for the election of the substitute nominees that our board may propose. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

Information Concerning Nominees to Our Board of Directors

The following table provides information about the nominees to our board at March 31, 2003.

Name	Age	Position
Lawrence P. Castellani	57	Chief Executive Officer and Chairman of the Board
Mark J. Doran(1)	39	Director
Peter J. Fontaine(1)	49	Director
Stephen M. Peck(1)	68	Director
Gilbert T. Ray(2)	58	Director
John M. Roth(2)(3)	44	Lead Director
Carlos A. Saladrigas	54	Director Nominee
William L. Salter(2)(3)	59	Director
Francesca Spinelli, Ph.D.(3)	49	Director
Ronald P. Spogli	55	Director

(1)	Member of audit committee.
(2)	Member of nominating and corporate governance committee.
(3)	Member of compensation committee.

Mr. Castellani, Chief Executive Officer and Chairman of the Board, joined us in February 2000. Mr. Castellani has served as our Chairman since February 2003. Prior to joining us, Mr. Castellani served as President and Chief Executive Officer of Ahold Support Services in Latin America (a division of Royal Ahold, a supermarket company) from February 1998 to February 2000, as Executive Vice President of Ahold USA from September 1997 through January 1998 and as President and Chief Executive Officer of Tops Friendly Markets from 1991 through September 1997.

Mr. Doran, Director, became a member of our board of directors in April 1998. Mr. Doran joined Freeman Spogli & Co. in 1988 and became a principal in January 1998. Mr. Doran is also a director of Century Maintenance Supply, Inc.

Mr. Fontaine, Director, became a member of our board of directors upon consummation of our acquisition of Discount Auto Parts, Inc., or Discount, in November 2001. Mr. Fontaine was with Discount since 1975. Mr. Fontaine was elected Secretary and Treasurer of Discount in 1979, Executive Vice President—Operations in 1992, Chief Operating Officer in 1993 and President, Chief Executive Officer and Chairman of the Board in July 1994. Mr. Fontaine stepped down from his position as President of Discount effective February 1, 1997, and resigned his position as Chairman of the Board in November 2001 and Chief Executive Officer in January 2002.

Mr. Peck, Director, became a member of our board of directors in January 2002. Since April 1989, Mr. Peck has been a general partner of Wilderness Partners, L.P., a private partnership. Mr. Peck also has been a general partner of the Torrey Funds, LLC since November 2001. Mr. Peck serves on the Board of Trustees and the Executive Committee of Mount Sinai/NYU Health, Mount Sinai Hospital and Mount Sinai School of Medicine. Mr. Peck also serves as a member of the board of directors of Fresenius Medical Care, Canarc Resource Corp., Boston Life Sciences, Inc. and The Jewish Theological Seminary.

Mr. Ray, Director, became a member of our board of directors in December 2002. Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for almost three decades, and has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the boards of Watson Wyatt & Company Holdings, HMS Host Company, Automobile Club of Southern California, and Sierra Monolithics, Inc. Mr. Ray is also a trustee of SunAmerica Series Trust, Seasons Series Trust, Anchor Pathway Fund, The John Randolph Haynes and Dora Haynes Foundation, and St. John’s Health Center Foundation.

Mr. Roth, Lead Director, became a member of our board of directors in April 1998 and was appointed Lead Director in February 2003. Mr. Roth joined Freeman Spogli & Co. in March 1988 and became a principal in March 1993. Mr. Roth is also a director of AFC Enterprises, Inc., Galyan’s Trading Company, Inc. and Asbury Automotive Group, Inc.

Mr. Saladrigas, Director Nominee, was nominated by our board to become a member of our board of directors. Mr. Saladrigas has been the Chairman of Premier American Bank in Miami, Florida since September 2001. From November 1984 to May 2002, he was the Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a Miami-based human resources outsourcing company that provides human resource functions to small and mid-sized businesses. Mr. Saladrigas serves as a director of Progress Energy, Inc., Carolina Power & Light Company and Florida Progress Corporation.

Mr. Salter, Director, became a member of our board of directors in April 1999. Mr. Salter is the retired President of the Specialty Retail Division of Sears, a position he held from March 1999 to December 1999. From November 1996 to March 1999, Mr. Salter served as President of the Home Stores division of Sears. From October 1995 to November 1996, he served as President of the Hardlines division of Sears, and from April 1993 to October 1995, he served as the Vice President and General Manager of the Home Appliances and Electronics Division of Sears.

Ms. Spinelli, Director, became a member of our board of directors in November 2002. Ms. Spinelli is the Senior Vice President—People of RadioShack Corporation, a position she has held since December 1999. From July 1998 to December 1999, she served as Vice President—People of RadioShack Corporation. From February 1997 to July 1998, Ms. Spinelli served as Corporate Vice President of Organizational Development of Wal-Mart Stores, Inc. From March 1993 to February 1997, Ms. Spinelli served as Vice President of Human Resources of McLane Company, Inc., a division of Wal-Mart Stores, Inc.

Mr. Spogli, Director, became a member of our board of directors in August 2001. He was previously one of our directors from our April 1998 recapitalization until the closing of our acquisition of Western Auto Supply Company from Sears in November 1998. Mr. Spogli is a principal of Freeman Spogli & Co., which he co-founded in 1983. Mr. Spogli also serves as a member of the board of directors of Hudson Respiratory Care Inc., Century Maintenance Supply, Inc., AFC Enterprises, Inc., and Galyan’s Trading Company, Inc.

We currently have nine members on our board of directors. Our directors are elected annually and hold office until our next annual meeting of stockholders and until their successors are duly elected and qualified.

Our board of directors met seven times during 2002. Each of our directors attended 75% or more of the total number of meetings of the board and meetings of the committees of the board on which he or she served during 2002.

We have entered into a stockholders agreement with Nicholas Taubman, the Arthur Taubman Trust Dated July 13, 1964, Freeman Spogli & Co. and Peter Fontaine, together with the entities controlled by him. The stockholders agreement provides that the parties will vote at each of our annual meetings to elect to our board of directors our chief executive officer, three nominees of Freeman Spogli & Co. and Mr. Fontaine. In addition, Mr. Taubman has the right to nominate a successor director following his resignation from our board in February 2003. Certain transfers of our common stock by Mr. Taubman or Freeman Spogli & Co. will terminate their nomination rights or, in the case of Freeman Spogli & Co., reduce the number of directors Freeman Spogli & Co. is entitled to nominate. The parties to the stockholders agreement are obligated to vote for Mr. Fontaine’s election to our board until the earlier of January 1, 2004, Mr. Fontaine’s voluntary resignation from the board, his removal from the board for cause, Mr. Fontaine’s no longer having beneficial interest in at least 50% of the shares as to which he acquired beneficial ownership in the Discount acquisition, the termination of the voting rights of the other stockholders that are parties to the agreement or his death.

None of the nominees to our board of directors has any family relationship with any other nominee or with any of our executive officers.

Board Committees

We currently have an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee.    Messrs. Doran, Fontaine and Peck currently serve as members of the audit committee. Mr. Peck is the chairman of the committee. The audit committee is responsible for recommending to the board of directors the appointment of our independent public accountants, analyzing the reports and recommendations of the independent public accountants and reviewing our internal audit procedures and controls.

Messrs. Doran and Peck are independent directors in accordance with the NYSE’s current corporate governance standards. Mr. Fontaine, the former chief executive officer of Discount, is not considered independent, because he was a former employee of our affiliate. Prior to Mr. Fontaine’s appointment, our board of directors determined in its business judgment that because of Mr. Fontaine’s experience as a member of the board of directors and senior management of Discount, as a publicly traded company, Mr. Fontaine’s membership on the audit committee is required by our best interests and the best interests of our stockholders. Our board of directors has adopted a written charter for our audit committee, which we attached to our proxy statement for our 2002 annual meeting of stockholders as Appendix A. The audit committee held ten meetings during 2002.

Compensation Committee.    Messrs. Roth and Salter and Ms. Spinelli currently serve as members of the compensation committee. Ms. Spinelli is the chairwoman of the committee. Messrs. Roth and Salter and Ms. Spinelli are “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934. The compensation committee is responsible for reviewing and recommending the compensation structure for our officers and directors, including salaries, participation in incentive compensation, benefit and stock option plans, and other forms of compensation. The compensation committee held two meetings during 2002.

Nominating and Corporate Governance Committee.    Messrs. Ray, Roth and Salter currently serve as members of the nominating and corporate governance committee. Mr. Ray is the chairman of the committee. The committee is responsible for reviewing and making recommendations to the board regarding the overall effectiveness, organization and structure of the board and its committees. The committee’s duties also include establishing criteria for membership on the board and its committees and identifying and proposing nominees to the board to fill vacancies on the board as they occur. Additionally, the committee is responsible for reviewing and making recommendations to the board regarding corporate governance matters. The committee did not hold any meetings during 2002, as the entire board acted in lieu of the committee regarding the identification of nominees for vacancies on the board. The committee will consider stockholders’ suggestions for nominees for directors in writing by following the procedures set forth in our bylaws. To make a nomination, stockholders should contact our corporate secretary to obtain a copy of our bylaws at Advance Auto Parts, Inc., 5673 Airport Road, Roanoke, Virginia 24012.

Director Compensation

Under our compensation program, each independent director who is not one of our employees or a designee of Freeman Spogli & Co. receives (1) a $10,000 annual retainer, (2) $2,000 per board meeting, or $1,000 if attendance is telephonic, and (3) if a committee meeting is held on any day other than a day on which a board meeting is held, $750 per committee meeting, or $375 if attendance is telephonic. In addition, upon their appointment to the board, each of these directors will receive an initial grant of 7,500 options that vest over three years, conditioned upon continued service as a board member. Thereafter, each of these directors will receive an annual grant of 5,000 options, subject to the same terms. In addition, we reimburse all of our directors for their reasonable expenses in attending meetings and performing duties as directors.

Compensation Committee Interlocks and Insider Participation

The compensation committee of our board of directors determines the compensation of our officers and directors. Messrs. Roth and Salter served on the compensation committee during all of 2002. Mr. Garnett E. Smith also served on the compensation committee during all of 2002, but resigned as a member of our board of directors in February 2003. Because Mr. Smith was not a non-employee director, he did not participate in the approval of matters related to his compensation. Ms. Spinelli was appointed to the committee upon her becoming a member of our board in November 2002. For other relationships involving Mr. Roth, please see the discussion regarding our stockholders agreement with Freeman Spogli & Co. in the “Related-Party Transactions” section of this proxy statement. None of our executive officers currently serves on the compensation committee of any other company or board of directors of any other company of which any member of our compensation committee is an executive officer.

Information Concerning Our Executive Officers

The following table provides information about our executive officers at March 31, 2003.

Name	Age	Position
Lawrence P. Castellani	57	Chief Executive Officer and Chairman of the Board
Jimmie L. Wade	48	President and Chief Financial Officer
David R. Reid	40	Executive Vice President and Chief Operating Officer
Paul W. Klasing	43	Executive Vice President, Merchandising and Marketing
Eric M. Margolin	50	Senior Vice President, General Counsel and Secretary
Jeffrey T. Gray	38	Senior Vice President, Controller and Assistant Secretary
Robert E. Hedrick	55	Senior Vice President, Human Resources
S. Lynn Stevens	54	Senior Vice President and Chief Information Officer

Our executive officers are elected by and serve at the discretion of our board of directors. We have entered into employment agreements with some of our executive officers. Set forth below is a brief description of the business experience of all executive officers other than Mr. Castellani, who is also Chairman of the Board and whose business experience is set forth above in the “Information Concerning Members of Our Board of Directors” section of this proxy statement.

Mr. Wade, President and Chief Financial Officer, joined us in February 1994. Mr. Wade was named President in October 1999 and Chief Financial Officer in March 2000. Mr. Wade also served as our Secretary from March 2000 until March 2001. From 1987 to 1993, Mr. Wade was Vice President, Finance and Operations, for S.H. Heironimus, a regional department store company, and from 1979 to 1987, he was Vice President of Finance for American Motor Inns, a hotel company. Mr. Wade is a certified public accountant.

Mr. Reid, Executive Vice President and Chief Operating Officer, joined us in October 1984 and has held his current position since October 1999. From August 1999 to August 2000, Mr. Reid served as the Chief Executive Officer of Western Auto Supply Company. Immediately prior to assuming this position, Mr. Reid was our Senior Vice President with responsibility for real estate and store support. Mr. Reid has been Vice President, Store Support and has also served in various training and store operations positions as Store, Regional and Division Manager.

Mr. Klasing, Executive Vice President, Merchandising and Marketing, joined us in April 1995 and has held his current position since October 1999. From July 1997 to October 1999, Mr. Klasing served as our Senior Vice President, Purchasing. From April 1995 to July 1997, Mr. Klasing held various other positions with us.

Mr. Margolin, Senior Vice President, General Counsel and Secretary, joined us in April 2001. From 1993 to June 2000, Mr. Margolin was Vice President, General Counsel and Secretary of Tire Kingdom, Inc., now TBC Corporation, a retailer of tires and provider of automotive services. From 1985 to 1993, Mr. Margolin served as the general counsel for several companies in the apparel manufacturing and retail field.

Mr. Gray, Senior Vice President, Controller and Assistant Secretary, joined us in March 1994 and has held his current position since April 2000. From March 1994 to March 2000, Mr. Gray held several positions with us, most recently as Vice President of Inventory Management. From 1993 to 1994, Mr. Gray served as controller of Hollins University, and from 1987 to 1993, Mr. Gray was employed by KPMG LLP, a public accounting firm. Mr. Gray is a certified public accountant.

Mr. Hedrick, Senior Vice President, Human Resources, joined us in May 2001. Mr. Hedrick was previously Vice President, Human Resources for Foodbrands America from January 1997 to April 2001, and before that held various positions in human resources over a 20 year period with Sara Lee Corporation, a producer, marketer and distributor of frozen and refrigerated processed food.

Ms. Stevens, Senior Vice President and Chief Information Officer, joined us in July 1979 and has held her current position since July 1997. From 1979 until June 1997, Ms. Stevens held several positions with us, most recently serving as Vice President of Systems Development.

There are no family relationships among any of our executive officers.

INDEPENDENT PUBLIC ACCOUNTANTS FOR 2003

Our board, based on the recommendation of our audit committee, has selected Deloitte & Touche LLP as our independent public accountants for 2003. Deloitte & Touche LLP also served as our independent public accountants in fiscal 2002.

On April 3, 2002, our board, based on the recommendation of our audit committee, determined not to renew the engagement of Arthur Andersen LLP as our independent public accountants, and selected Deloitte & Touche LLP as our new independent public accountants for 2002.

During our two most recent fiscal years ended December 28, 2002 and December 29, 2001, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the matter of the disagreement in connection with its reports.

The reports of Deloitte & Touche LLP and Arthur Andersen LLP on our consolidated financial statements for each of the years ended December 28, 2002 and December 29, 2001, respectively, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years ended December 28, 2002 and December 29, 2001.

During the two most recent fiscal years ended December 28, 2002 and December 29, 2001, we did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Members of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If Deloitte & Touche LLP should decline to act or otherwise become incapable of acting, or if Deloitte & Touche LLP’s engagement is discontinued for any reason, our board, in consultation with the audit committee, will appoint another accounting firm to serve as our independent public accountants for 2003.

2002 Audit Fees

Deloitte & Touche LLP’s fees for the 2002 audit and the review of our and Advance Stores Company, Incorporated’s quarterly reports on Form 10-Q for 2002 were approximately $480,000, all of which was billed through the end of 2002.

Financial Information Systems Design and Implementation Fees

Deloitte & Touche LLP did not provide any services related to financial information systems design and implementation services in 2002.

All Other Fees

Deloitte & Touche LLP’s fees for other SEC filings performed in 2002 were approximately $496,000. Deloitte & Touche LLP’s fees for certain tax services performed in 2002 were $5,000. Deloitte & Touche LLP did not provide us with any other services in 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock at March 31, 2003 by:

•	each person or entity known to us that beneficially owns more than 5% of our common stock;

•	each member of or nominee to our board of directors;

•	each of the executive officers named in the “Summary Compensation Table” included in the “Executive Compensation” section of this proxy statement; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2003 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5673 Airport Road, Roanoke, Virginia 24012. Unless otherwise indicated in the footnotes below or noted in the “Related-Party Transactions—Stockholders Agreement” section of this proxy statement, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Except as otherwise noted in the “Related-Party Transactions—Stockholders Agreement” section of this proxy statement, we know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of us.

The percentages of common stock beneficially owned are based on 35,775,007 shares of our common stock outstanding at March 31, 2003.

	Shares Beneficially Owned
Name	Number	Percentage
Freeman Spogli & Co. LLC(1)	8,092,141	22.6%
Mark J. Doran(1)	8,092,141	22.6
John M. Roth(1)	8,092,141	22.6
Ronald P. Spogli(1)	8,092,141	22.6
FMR Corp.(2)	2,075,300	5.8
Federated Investors, Inc.(3)	1,885,200	5.3
Nicholas F. Taubman(4)	1,398,732	3.9
Arthur Taubman Trust dated July 13, 1964(5)	1,148,633	3.2
Lawrence P. Castellani(6)(7)	1,136,667	3.1
Jimmie L. Wade(7)	126,167	*
David R. Reid(7)	108,667	*
Paul W. Klasing(7)	99,167	*
Robert E. Hedrick(7)	18,633	*
Peter J. Fontaine(8)	755,890	2.1
Stephen M. Peck(9)	2,500	*
Gilbert T. Ray(10)	—	*
Carlos A. Saladrigas(11)	—	*
William L. Salter(12)	3,333	*
Francesca Spinelli(13)	—	*
All executive officers and directors as a group (16 persons)(14)	10,449,965	28.1%

*	Less than 1% of the outstanding shares of common stock.
(1)	These shares are held of record by FS Equity Partners IV, L.P., or FSEP IV. As the general partner of FSEP IV, FS Capital Partners LLC has the sole power to vote and dispose of the shares owned by FSEP IV. Messrs. Doran, Roth, Spogli, Bradford M. Freeman, Todd W. Halloran, Jon D. Ralph, Charles P. Rullman, J. Frederick Simmons and William M. Wardlaw are the managing members of FS Capital Partners LLC, and Messrs. Doran, Freeman, Halloran, Ralph, Roth, Rullman, Simmons, Spogli and Wardlaw are the members of Freeman Spogli & Co. LLC, and as such may be deemed to be the beneficial owners of the shares of our common stock and rights to acquire our common stock owned by FSEP IV. The business address of Freeman Spogli & Co., FSEP IV, FS Capital Partners, and Messrs. Freeman, Spogli, Wardlaw, Simmons, Roth, Rullman, Ralph, Halloran and Doran is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.
(2)	According to a Schedule 13G filed with the SEC on February 13, 2003 by FMR Corp. and certain controlling persons of FMR Corp., who have reported sole power to dispose or direct the disposition of 2,107,504 shares through the following wholly-owned subsidiaries of FMR Corp: (a) Fidelity Management & Research Company which is the beneficial owner of 2,075,300 shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940; (b) Fidelity Management Trust Company which is the beneficial owner of 32,080 shares as a result of serving as investment manager under certain institutional accounts; and (c) Geode Capital Management, LLC which is the beneficial owner of 124 shares as a result of serving as an investment adviser registered under the Investment Advisers Act of 1940 that provides investment advisory services to individuals. FMR and the controlling persons report having sole power to vote or direct the voting of 32,204 shares. The business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(3)	According to a Schedule 13G filed with the SEC on February 14, 2003 by Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue. Federated Investors, Inc. is the parent holding company of Federated Investment Management Company, Federated Investment Counseling and Federated Global Investment Management Corp., which are investment advisors to registered investment companies and separate accounts that beneficially own 1,885,200 shares. All shares of Federated Investors, Inc. are held in the Voting Shares Irrevocable Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. The business address of the filing persons is Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.
(4)	Includes 250,000 shares subject to immediately exercisable options.
(5)	Includes 250,000 shares subject to immediately exercisable options. The trustees of the Arthur Taubman Trust dated July 13, 1964 are Eugenia Taubman, who is the spouse of Nicholas F. Taubman and First Premier Bank.
(6)	Includes an aggregate of 11,890 shares held by Mr. Castellani’s children.
(7)	Includes shares of our common stock subject to options beneficially owned by the following persons and exercisable within 60 days of March 31, 2003: Mr. Castellani—1,111,667 options; Mr. Wade—101,167 options; Mr. Reid—88,667 options; Mr. Klasing—79,167 options; and Mr. Hedrick—4,333 options.
(8)	Includes 755,376 shares owned by Fontaine Industries Limited Partnership. Mr. Fontaine, as trustee of the Peter J. Fontaine Revocable Trust, which serves as the general partner of Fontaine Industries Limited Partnership, has sole power to dispose of and shared power to direct the voting of the shares owned by Fontaine Industries Limited Partnership. Of the 755,376 shares, 250,000 are the subject of and pledged pursuant to a variable prepaid forward contract. Also includes 257 shares owned by Mr. Fontaine’s wife and 257 shares owned by Mr. Fontaine’s daughter.
(9)	Represents 2,500 shares subject to options beneficially owned by Mr. Peck and exercisable within 60 days of March 31, 2003. The business address of Mr. Peck is 505 Park Avenue, 5th Floor, New York, New York 10022.
(10)	The business address of Mr. Ray is 400 South Hope Street, Los Angeles, California 90071.
(11)	The business address of Mr. Saladrigas is c/o Premier American Bank, 5900 Bird Road, Miami, Florida 33155.
(12)	Represents 3,333 shares subject to options beneficially owned by Mr. Salter and exercisable within 60 days of March 31, 2003. The business address of Mr. Salter is 1235 Great Oaks Drive, Wilmington, North Carolina 28405.
(13)	The business address of Ms. Spinelli is 100 Throckmorton Street, Suite 1900, Fort Worth, Texas 76102.
(14)	Includes 1,453,334 shares of common stock issuable with respect to options granted to executive officers and directors that are exercisable within 60 days of March 31, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Form 5’s were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2002, except that timely filings were not made of (i) an Initial Statement of Beneficial Ownership on Form 3 for Mr. Ray upon his appointment to our board of directors, (ii) a Statement of Changes in Beneficial Ownership on Form 4 for Mr. Salter reporting his initial stock option grant in connection with his service on our board of directors, and (iii) Annual Statements of Changes in Beneficial Ownership on Form 5 reporting annual stock option grants to each of Messrs. Castellani, Wade, Reid, Klasing, Hedrick, Margolin and Gray and Ms. Stevens. During our current fiscal year to date, timely filings were also not made of (i) a Statement of Changes in Beneficial Ownership on Form 4 for Mr. Ray reporting his initial stock option grant in connection with his appointment to our board of directors and (ii) Statements of Changes in Beneficial Ownership on Form 4 reporting annual stock option grants to each of Messrs. Castellani, Wade, Reid, Klasing, Hedrick, Margolin and Gray and Ms. Stevens. All such Section 16(a) filings have now been made.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received by our Chief Executive Officer and the four other most highly compensated executives as officers at the end of our last completed year. We refer to these persons as our named executive officers.

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards	All Other Compensation(1)
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options/SARs
Lawrence P. Castellani Chief Executive Officer	2002 2001 2000	$635,778 622,116 542,308	$642,191 391,800 75,000	65,000 60,000 1,050,000	$8,250 5,100 —

Jimmie L. Wade President and Chief Financial Officer	2002 2001 2000	301,547 288,270 265,865	300,778 218,985 128,502	40,000 35,000 30,000	8,250 6,460 6,336

David R. Reid Executive Vice President and Chief Operating Officer	2002 2001 2000	267,978 258,847 250,000	269,051 179,571 84,923	32,500 27,500 25,000	8,250 6,460 6,379

Paul W. Klasing Executive Vice President, Merchandise and Marketing	2002 2001 2000	242,227 222,116 184,128	249,632 136,871 80,605	30,000 25,000 18,000	8,250 6,460 6,298

Robert E. Hedrick(2) Senior Vice President, Human Resources	2002 2001 2000	192,923 116,922 —	147,974 — —	13,000 — —	4,755 — —

(1)	Consists of matching contributions made by us under our 401(k) savings plan, exclusive of amounts refunded to the executives as a result of discrimination testing for highly compensated team members.
(2)	Mr. Hedrick began his employment with us in May 2001.

Option Grants in Last Fiscal Year

The following table sets forth information concerning options granted in 2002 to each of our named executive officers.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2002	Exercise or Base Price Per Share(1)	Expiration Date	5%	10%
Lawrence P. Castellani	65,000	12.1%	$42.00	3/12/09	$1,111,384	$2,589,998
Jimmie L. Wade	40,000	7.4%	42.00	3/12/09	683,929	1,593,845
David R. Reid	32,500	6.0%	42.00	3/12/09	555,692	1,294,999
Paul W. Klasing	30,000	5.6%	42.00	3/12/09	512,947	1,195,384
Robert E. Hedrick	13,000	2.4%	42.00	3/12/09	222,277	518,000

(1)	Represents the fair market value of the underlying shares of common stock at the time of the grant, as determined by our board of directors.

(2)	The potential realizable value is calculated assuming that the fair market value of our common stock appreciates at the indicated annual rate compounded annually for the entire seven-year term of the option, and that the option is exercised and the underlying shares of our common stock sold on the last day of its seven-year term for the appreciated stock price. The assumed 5% and 10% rates of appreciation are mandated by the rules of the SEC and do not represent our estimate of the future prices or market value of our common stock.

Fiscal-Year End Option Values

The following table sets forth information with respect to our named executive officers concerning option exercises for 2002 and exercisable and unexercisable stock options held as of December 28, 2002. No options were exercised by these officers during the year ended December 28, 2002.

	Number of Underlying Options at December 28, 2002		Value of In-the-Money Options at December 28, 2002(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence P. Castellani	720,000	455,000	$20,302,800	$11,459,700
Jimmie L. Wade	66,167	73,333	2,172,240	1,265,400
David R. Reid	60,333	59,167	1,994,157	1,017,283
Paul W. Klasing	54,833	52,667	1,819,880	877,120
Robert E. Hedrick	—	13,000	—	92,820

(1)	Values for “in-the-money” outstanding options represent the positive spread between the respective exercise prices of the outstanding options and $49.14 per share, the closing price for our common stock on December 27, 2002, as reported by the NYSE.

Executive Employment Agreements

Mr. Castellani was appointed our Chief Executive Officer and began employment on February 1, 2000, at which time he signed an employment and non-competition agreement. Mr. Castellani signed an irrevocable acceptance letter with us in December 1999 that obligated us to pay him a signing bonus of $3.3 million. The signing bonus of $3.3 million was accrued at January 1, 2000 and was paid in the first quarter of 2000. Approximately $1.9 million of the bonus was used to purchase shares of our common stock pursuant to a restricted stock agreement. This portion of the bonus was deferred and amortized over the initial two-year term of the contract. Mr. Castellani’s employment contract had an initial term of two years, and renews automatically each year thereafter unless terminated by us or Mr. Castellani. The contract provides for a base salary of $600,000, subject to annual increases at the discretion of the board of directors, and an annual cash bonus based on our achievement of performance targets established by the board of directors. In the event Mr. Castellani is terminated without cause, or terminates his employment for good reason, as defined in the employment agreement, he will receive salary through the later of the end of the term of employment or one year from the effective date of termination, less any amounts earned in other employment, and the pro rata share of the bonus due to Mr. Castellani prior to the termination of employment. Mr. Castellani has agreed not to compete with us, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers for competitors until one year after the effective date of termination.

On April 15, 1998, Messrs. Reid, Wade and Klasing entered into employment agreements with us. These agreements contain severance provisions that provide for one year of base salary upon termination of employment, by us without cause or by the employee with good reason as defined in the employment agreement, less any amounts earned in other employment, and the pro rata share of the bonus due to the employee prior to the termination of employment. The agreements extend from year-to-year unless terminated by the employee or us. Other provisions require us to pay bonuses earned by the employee upon our achievement of targets relating to sales, earnings and return on invested capital that are approved by our board of directors, and an agreement by the employee not to compete with us, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers for competitors.

Discount Change of Control Employment and Severance Agreements

Prior to our acquisition of Discount, six executive officers and five non-executive officers of Discount entered into change of control employment agreements with Discount. These agreements entitled each of them to severance benefits upon a termination or constructive termination of their employment that occurred during a specified period of time following our acquisition of Discount, unless the termination was for cause or by the officer for other than good reason, as defined in the agreements, prior to one year following the acquisition. As of December 28, 2002, three of these officers have terminated their employment and received $1.4 million in severance payments under their agreements. During the first quarter of fiscal 2003, the remaining eight officers received from us $1.9 million in severance payments under their agreements and are no longer bound by their change of control agreements. Two of these officers will terminate their employment upon meeting their release date during fiscal year 2003, while the remaining six have accepted positions with us.

Excluding the above officer agreements, we entered into change of control and/or severance agreements with certain other key personnel of Discount as a result of the acquisition. As of December 28, 2002, we had paid an aggregate of $2.5 million under these agreements. As of March 31, 2003, the total potential remaining payments we may be obligated to make under those change in control agreements and other severance arrangements was approximately $1.4 million.

Stock Subscription Plans

We have adopted stock subscription plans pursuant to which, at or since our recapitalization in 1998, certain directors, officers and key employees have purchased 747,550 shares, net of cancellations, of our outstanding common stock at the fair market value at the time of purchase. Agreements entered into in connection with the stock subscription plans provide for certain restrictions on transferability. Approximately $3.2 million of the purchase price for these shares has been paid by delivery of full recourse promissory notes bearing interest at the prime rate and due five years from their inception, secured by all of the stock each individual purchased under the plans. At March 31, 2003, $336,000 under these notes remained outstanding.

Messrs. Wade, Reid, Klasing and Hedrick purchased 25,000 shares, 20,000 shares, 20,000 shares and 14,300 shares. For these individuals, $75,000, $115,000, $110,000 and $150,000 of their purchase price was financed through the delivery of promissory notes on the terms described above. At March 31, 2003, Messrs. Wade, Reid, Klasing and Hedrick had repaid their promissory notes in full. Mr. Castellani entered into a stock subscription agreement under the stock subscription plan in 2000, pursuant to which he purchased 75,000 shares of our common stock. $900,000 of Mr. Castellani’s purchase price was financed through the delivery of a promissory note to us on the terms described above. Mr. Castellani repaid the loan in full in December 2002.

Stock Option Plans

As of March 31, 2003, we had granted a total of 3,279,384 shares under our option plans, net of cancellations and exercises. Each option plan participant has entered into an option agreement with us. The option plans and each outstanding option thereunder are subject to termination in the event of a change in control or other extraordinary corporate transactions, as more fully described in the option plans. In addition, all options granted pursuant to the option plans will terminate 90 days after termination of employment, unless termination was for cause, in which case an option will terminate immediately, or in the event of a termination due to retirement, death or disability, in which case an option will terminate on the seventh anniversary of the date of grant. All options granted under our 2001 Senior Executive Stock Option Plan and 2001 Executive Stock Option Plan will terminate on the seventh anniversary of the option agreement under which they were granted if not exercised prior thereto.

On December 12, 2001, our board of directors approved an amendment to our stock option plans that eliminated certain variable provisions established as a result of our being a private company prior to the Discount acquisition. These modifications resulted in accelerating the vesting of the remaining portion of unvested performance options and establishing a fixed exercise price on options with variable exercise prices. No additional common shares or options were issued as a result of these modifications.

2001 Senior Executive Stock Option Plan

Our 2001 Senior Executive Stock Option Plan provides for the grant to our senior executive officers of incentive and nonqualified options to purchase shares of common stock. The plan authorizes the issuance of options to purchase up to 1,710,000 shares of common stock and is administered by the compensation committee. Shares received upon exercise of options, as well as all outstanding options, are also subject to obligations to sell at the request of Freeman Spogli & Co. At March 31, 2003, options to purchase 1,110,000 shares of common stock were outstanding under the plan, 1,070,000 of which were exercisable, and options to purchase 170,500 shares of common stock were available for future grant.

2001 Executive Stock Option Plan

Our 2001 Executive Stock Option Plan provides for the grant to our directors, consultants and key employees of incentive and nonqualified options to purchase shares of common stock. The plan authorizes the issuance of options to purchase up to 3,600,000 shares of common stock and is administered by the compensation committee.

Under the terms of our merger agreement with Discount Auto Parts, Inc., we were obligated to convert outstanding Discount options with an exercise price greater than $15.00 into options to purchase shares of our common stock, preserving the same economic terms. As a result, we granted 574,765 substitute options under the 2001 Executive Stock Option Plan at a weighted average exercise price of $38.89 per share. Further, we were obligated to memorialize these substitute options in an agreement no more restrictive, from the perspective of the option holder, than the option agreement between Discount and the holder. Therefore, these options do not contain the same provisions regarding termination as the current options issued by us and will terminate on the tenth anniversary of the date of the option agreement between Discount and the holder.

At March 31, 2003, including the substitute options granted to Discount’s option holders, options to purchase 2,169,384 shares of common stock were outstanding under the 2001 Executive Stock Option Plan, 965,511 of which were exercisable, and options to purchase 968,872 shares of common stock were available for future grant.

Employee Stock Purchase Plan

In May 2002, we adopted our employee stock purchase plan. Our employee stock purchase plan provides employees who work more than 20 hours per week (other than highly compensated employees or employees who own more than five percent of our common stock) with the right to purchase shares of our common stock at a purchase price equal to 85% of the fair market value of our common stock at the beginning of each purchase period or the end of each period, whichever is less. The plan authorizes the purchase of up to 700,000 shares of common stock and is administered by our retirement plan committee, which consists of several of our employees. Enrollment under this plan began on July 1, 2002, and, as of March 31, 2003, 50,762 shares of common stock had been purchased under the plan and 649,238 shares of common stock were available for future purchase.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The compensation committee of Advance’s board of directors is currently composed of the following individuals: John M. Roth, William L. Salter and Francesca Spinelli. Ms. Spinelli is the chairwoman of the committee. Messrs. Roth and Salter and Ms. Spinelli are non-employee directors as defined in Rule 16b-3 promulgated under the Exchange Act. The committee regularly meets at least twice each year and holds additional meetings as required.

Compensation Objectives

The compensation committee has two primary objectives in setting executive officer compensation:

•	to attract and retain outstanding leadership; and

•	to align executive compensation with the yearly and long-term goals of the company, with an emphasis on variable (vs. fixed) compensation tied to corporate and individual performance.

Executive Compensation

Near the beginning of the fiscal year, a compensation review for each executive officer is conducted by Advance’s chief executive officer. Annual salary and bonus recommendations are then made to and reviewed and voted upon by the compensation committee at the regular year-end meeting.

Philosophically, the compensation committee is attempting to relate executive compensation to those variables over which the individual executive generally has control. Included in the compensation committee’s criteria for approval of recommended salary adjustments, and particularly bonuses and stock option awards, are achievements against annual financial and non-financial targets set at the beginning of the fiscal year for each executive. The financial objectives include growth in company net operating profit, improvement in net operating profit margin, revenue growth, comparable store sales growth, and improvements in return on invested capital. The non-financial objectives include improvements in team member retention, selection and implementation of financial and information systems, store openings, enhancement of management performance throughout Advance’s organization and advancement of Advance’s operating and strategic business initiatives.

For 2002, incentive awards for executive officers included cash bonuses and stock options. Compensation was weighted heavily toward these variable components, with the long-term objective of shifting to more variable pay for performance. Bonuses for 2002 performance reached a maximum of $1,219,691, excluding that for Advance’s chief executive officer.

CEO Compensation

Mr. Castellani’s received a base salary of $635,778 in 2002. This base salary is subject to annual increases at the discretion of the board of directors. In addition, Mr. Castellani’s employment agreement provides for an annual cash bonus based on our achievement of performance targets established by the board of directors. In 2002, Advance paid Mr. Castellani a bonus of $642,191 and granted him options to purchase 65,000 shares of common stock. In determining whether to grant Mr. Castellani a bonus, the committee considers our results relative to the financial and non-financial targets established by the committee for the fiscal year.

Long-term Incentive Compensation

To be competitive in attracting and retaining qualified executive officers and to provide them with performance incentives in addition to salary and cash bonuses, Advance awards options to its executive officers under its stock option plans. In approving stock option grant recommendations, the compensation committee considers primarily the impact the executive is expected to have on increasing stockholder value, and recent performance toward specific goals that contribute to that result. Such specific goals differ among executives, but all relate to the speed and effectiveness with which Advance increases stockholder value.

Tax Deductions for Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid each year to a publicly-held company’s chief executive officer and its four most highly paid senior executive officers, often referred to as “named executive officers,” to $1 million per person. Excluded from the $1 million limitation is compensation, including compensation income recognized by the participant upon the exercise of an option, that meets pre-established performance criteria. In order for the income recognized upon the exercise of an option to be excluded from the $1 million limitation, the option must be granted pursuant to a stock option plan that is approved by stockholders and administered by a compensation committee composed solely of two or more “outside” directors in accordance with the Internal Revenue Code. In 2002, Advance’s 2001 executive stock option plan was approved by its stockholders in order to exclude from the $1 million limit any compensation resulting from options granted under the option plan to its “named executive officers.”

The compensation committee intends, to the extent practicable, to structure all performance-based compensation to meet the requirements of Section 162(m), but may approve compensation programs that may not be tax deductible if it determines that such programs would be in Advance’s best interests and those of its stockholders.

COMPENSATION COMMITTEE

Francesca Spinelli (Chairwoman)

John M. Roth

William L. Salter

STOCK PRICE PERFORMANCE

The following graph shows a comparison of our cumulative total return on our common stock, Standard & Poor’s 500 Index and the Standard & Poor’s 500 Specialty Retail Index. The graph assumes that the value of an investment in our common stock and in each such index was $100 on November 29, 2001, the date our common stock first became publicly traded, and that any dividends have been reinvested. The comparison in the graph below is based solely on historical data and is not intended to forecast the possible future performance of our common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

ADVANCE AUTO PARTS, INC., S&P 500 INDEX

AND S&P 500 SPECIALTY RETAIL INDEX

	November 29, 2001	December 29, 2001	December 27, 2002
Advance Auto Parts, Inc.	$100	$117.04	$122.24
S&P 500 Index	$100	$101.95	$78.14
S&P 500 Specialty Retail Index	$100	$112.21	$99.38

The information contained above under the captions “Report of the Compensation Committee Regarding Compensation” and “Stock Price Performance” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into a filing.

RELATED-PARTY TRANSACTIONS

Affiliated Leases

We lease our Roanoke, Virginia distribution center, an office and warehouse facility, one warehouse, 15 of our stores and three former stores and have leased other former stores from Nicholas F. Taubman or members of his immediate family. We lease our corporate headquarters from Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child and a grandchild of Mr. Taubman. Certain terms for these affiliated leases may be more favorable to the landlord than those contained in leases with non-affiliates. For example, the rent payable during the option term is not fixed and is subject to periodic negotiation between the landlord and tenant. The leases also provide that the tenant, and not the landlord, is responsible for structural maintenance. While the terms of these leases may be more favorable than non-affiliated leases, rents payable under these leases are commensurate with prevailing market rates. All these affiliated leases are on a triple net basis. Lease expense for these affiliated leases was $3.3 million for 2000, $3.2 million for 2001 and $3.1 million for 2002. Mr. Taubman resigned from our board of directors in February 2003.

We also lease one store located in Lakeland, Florida from an affiliate of Peter Fontaine. The lease was assumed as part of the Discount acquisition on November 28, 2001. The lease expires on May 31, 2003, unless renewed by the parties. For 2002, we paid $57,240 under the lease.

Consulting Agreement

On April 15, 1998, Mr. Taubman entered into a consulting and non-competition agreement with us, which was amended effective April 2001. The agreement required us to pay consulting fees in an amount of $300,000 per annum, plus an annual bonus of up to $300,000 based upon the achievement of targeted performance goals established by our board of directors. In 2000, 2001 and 2002, Mr. Taubman earned $320,000, $563,400 and $296,138, respectively, pursuant to the consulting agreement. The agreement terminated on April 15, 2002. Mr. Taubman has agreed to preserve our confidential information for two years after the date of the termination of the agreement. Pursuant to the consulting agreement, we and Mr. Taubman entered into an indemnity agreement whereby we agreed to indemnify Mr. Taubman for actions taken as an officer or director of, or consultant to, us to the fullest extent permitted by law.

Options Granted to Mr. Taubman and the Taubman Trust

In connection with our recapitalization in April 1998, we entered into an option agreement with Mr. Taubman and the Taubman Trust and granted immediately exercisable options to purchase 250,000 shares of our common stock to each of Mr. Taubman and the Taubman Trust. The exercise price is currently $18.00 per share and will continue to increase by $2.00 on each anniversary of the recapitalization, which took place on April 15, 1998. The options will expire if not exercised by April 15, 2005. If Mr. Taubman or the Taubman Trust exercises any of these options, the shares received will be subject to the stockholders agreement and entitled to the registration rights provisions of that agreement.

Certain Payments and Loans

Messrs. Wade, Reid, Klasing, Gray, Margolin and Hedrick and Ms. Stevens have purchased the following shares from us: 25,000 shares, 20,000 shares, 20,000 shares, 10,000 shares, 14,300 shares, 14,300 shares and 20,000 shares, respectively. For these individuals, $75,000, $115,000, $110,000, $50,000, $150,000, $150,000 and $100,000 of their purchase price was financed through the delivery of full recourse promissory notes bearing interest at prime rate, with such interest payable annually, and due in full in five years from its inception. Payment of each promissory note is secured by a stock pledge agreement that granted us a security interest in all of the shares of our common stock acquired by each individual under our stock subscription plan. At March 31, 2003, Messrs. Wade, Reid, Klasing, Gray, Margolin and Hedrick and Ms. Stevens had repaid their promissory notes in full. Mr. Castellani entered into a stock subscription agreement under the stock subscription plan in 2000, pursuant to which he purchased 75,000 shares of our common stock. $900,000 of Mr. Castellani’s purchase price was financed through the delivery of a promissory note to us on the terms described above, a portion of which has been repaid. Mr. Castellani had repaid his promissory note in full in December 2002.

Stockholders Agreement

We have entered into a stockholders agreement with Nicholas Taubman, the Arthur Taubman Trust Dated July 13, 1964, Freeman Spogli & Co. and Peter Fontaine, together with the entities controlled by him. The stockholders agreement provides tag-along rights such that upon transfers of our common stock by Freeman Spogli & Co. (excluding transfers to affiliates), Mr. Taubman and the Taubman Trust will have the right to participate in such sales on a pro rata basis. The tag-along rights terminate when Freeman Spogli & Co. owns less than 2% of our outstanding common stock or upon a distribution by Freeman Spogli & Co., without consideration, of all of its shares to its affiliates.

The stockholders agreement further provides that the parties will vote at each annual meeting to elect to our board of directors our chief executive officer, three designees of Freeman Spogli & Co. and Mr. Fontaine. In addition, Mr. Taubman has the right to nominate a successor director as a result of his resignation from our board in February 2003. Certain transfers of our common stock by Mr. Taubman or Freeman Spogli & Co. will either terminate their nomination rights or, in the case of Freeman Spogli & Co., reduce the number of directors Freeman Spogli & Co. is entitled to nominate. The parties to the stockholders agreement are obligated to vote for Mr. Fontaine’s election to our board until the earlier of January 1, 2004, Mr. Fontaine’s voluntary resignation from the board, his removal from the board for cause, Mr. Fontaine’s no longer having beneficial interest in at least 50% of the shares as to which he acquired beneficial ownership in the Discount acquisition, the termination of the voting rights of the other stockholders that are parties to the agreement or his death.

Pursuant to the stockholders agreement, without the approval of Mr. Taubman, we may not (1) issue any capital stock for consideration at less than fair market value, unless the capital stock is issued in a financing transaction fair to and in the best interests of us, subject to certain specified exceptions, (2) enter into any transaction with any affiliate of Freeman Spogli & Co., except on terms no less favorable to us than are available from an unaffiliated party, or (3) amend our articles of incorporation or bylaws or the stockholders agreement in a manner that would adversely affect the rights and obligations of Mr. Taubman, subject to certain specified exceptions.

Registration Rights

Under the stockholders agreement, Freeman Spogli & Co., Mr. Taubman, the Taubman Trust and Fontaine Industries Limited Partnership, have registration rights with respect to approximately 11,395,396 shares of common stock (including 500,000 shares subject to immediately exercisable options) that they hold. Under the stockholders agreement, these stockholders may require us to register for resale under the Securities Act their shares of common stock. These registration rights include the following provisions:

Demand Registration Rights.    Freeman Spogli & Co., Mr. Taubman and the Taubman Trust may require us to register for public resale their shares of common stock, if they, individually or in the aggregate, hold shares representing the lesser of (1) 5% of the shares of common stock then outstanding or (2) shares of common stock representing not less than $20 million in fair market value as determined by our board of directors. Under this agreement, we have granted three demand registrations to Freeman Spogli & Co. and collectively to Mr. Taubman and the Taubman Trust. In addition, Freeman Spogli & Co. may demand a simultaneous registration upon a demand by Mr. Taubman or the Taubman Trust whereby all stockholders shall share in the registration pro rata. Upon any simultaneous registration, Fontaine may share pro rata in the registration.

If the demand registration is made at a time when we are planning to file a registration statement for a primary offering, so long as we file the registration statement within one month of the demand, we can postpone the demand registration until the earlier of 90 days following the effective date of the registration or six months from the date the demand is made. If a demand registration is made at a time when the registration would adversely affect a material acquisition or merger, we may postpone the demand registration for a period of up to 90 consecutive days (with a 30 day break between any two consecutive periods) or 180 days in any 12 month period.

Piggyback Registration Rights.    All holders of shares with demand registrations rights and Fontaine Industries Limited Partnership also have unlimited piggyback registration rights, subject to customary cutbacks. Accordingly, if we propose to file a registration statement for our own account or the account of any other holder of our common stock, we are required to give notice to these stockholders and use our best efforts to include the requesting stockholders’ shares in the registration.

Limitations on Restrictions.    All registration rights are generally subject to the right of the managing underwriter to reduce the number of shares included in the registration if the underwriter determines the success of the offering would be adversely affected.

Expenses.    We are responsible for paying all registration expenses, including the reasonable expenses of one counsel for the selling holders, but are not responsible for underwriting fees, discounts and commissions or the out-of-pocket expenses of the selling stockholders.

Indemnification.    We have agreed to indemnify Freeman Spogli & Co., Mr. Taubman, the Taubman Trust and Mr. Fontaine, and the control person of each, against certain liabilities under the Securities Act.

AUDIT COMMITTEE REPORT

The audit committee of Advance’s board of directors is responsible for providing independent, objective oversight of Advance’s accounting functions and internal controls. The audit committee is composed of three directors: Messrs. Peck, Doran and Fontaine. Messrs. Peck and Doran are independent as defined by the corporate governance standards of the New York Stock Exchange. Mr. Fontaine is not considered independent, as he is a former employee of Discount Auto Parts, which we acquired in November 2001. Prior to Mr. Fontaine’s appointment, Advance’s board of directors determined in its business judgement that because of Mr. Fontaine’s familiarity with its industry, and the financial and operational history of Discount, Mr. Fontaine’s membership on the audit committee is required by Advance’s best interests, and the best interests of its stockholders. The audit committee operates under a written charter approved by Advance’s board of directors, which Advance attached to its proxy statement for the 2002 annual meeting of stockholders as Appendix A. During 2003, the board of directors will review and revise, to the extent necessary, our existing charter to ensure it is fully compliant with the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange.

Management is responsible for Advance’s financial reporting process, including Advance’s system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Advance’s independent accountants are responsible for auditing its consolidated financial statements. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out its oversight responsibilities, the audit committee shall not be charged with, and is not providing, any expert or special assurance as to Advance’s financial statements, or any professional certification as to the independent auditor’s work. Therefore, the audit committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity in conformity with accounting principles generally accepted in the United States, and on the representations of the independent accountants included in their report on Advance’s financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the independent accountants do not assure that Advance’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of Advance’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that Advance’s independent accountants are in fact “independent.”

During 2002, the audit committee met ten times. During the year, the audit committee has:

•	recommended to the board of directors the approval of Deloitte & Touche LLP as the independent accountants for fiscal year 2002;

•	met with management and the independent accountants to review and discuss Advance’s critical accounting policies;

•	met with management and the independent accountants to review and approve the fiscal year 2002 audit plan;

•	met regularly with both the independent accountants and internal audit outside the presence of management;

•	met with management and the independent accountants to review the fiscal year 2002 financial statements;

•	reviewed and approved the quarterly and annual reports prior to filing with the Securities and Exchange Commission;

•	reviewed and approved the quarterly earnings press releases and other financial press releases;

•	met with and reviewed internal audit test work, findings and recommendations;

•	reviewed and discussed the anticipated changes resulting from the Sarbanes-Oxley Act with management and independent accountants; and

•	completed all other responsibilities under the audit committee charter.

The audit committee has discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), which includes a review of significant accounting estimates, internal controls and Advance’s accounting practices. In addition, the audit committee has received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountants their firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include the audited consolidated financial statements in Advance’s annual report on Form 10-K for the year ended December 28, 2002.

The audit committee considered whether the independent accountants’ provision of non-audit services to Advance is compatible with maintaining the independent accountants’ independence, and has determined the provision of the non-audit services are compatible with the independent accountants’ independence. Accordingly, we have recommended to the board of directors, and the board of directors have approved, the retention of Deloitte & Touche LLP as our independent accountants for the fiscal year 2003.

THE AUDIT COMMITTEE

Stephen M. Peck (Chairman)

Mark J. Doran

Peter J. Fontaine

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Stockholders may present proposals for inclusion in the proxy statement and form of proxy to be used in connection with the 2004 annual meeting of stockholders, provided such proposals are received by us no later than December 12, 2003 and are otherwise in compliance with applicable laws and regulations.

In accordance with our bylaws, stockholder proposals received after January 26, 2004 but by February 25, 2004, may be presented at the annual meeting, but will not be included in our 2004 proxy statement. If a stockholder notifies us in writing prior to February 25, 2004, that he or she intends to present a proposal at the 2004 annual meeting of stockholders, the proxyholders designated by the board of directors may exercise their discretionary voting authority with regard to the stockholder’s proposal only if our proxy statement discloses the nature of the stockholder’s proposal and the proxyholder’s intentions with respect to the proposal. Any stockholder proposal received after February 25, 2004 will not be eligible to be presented to a vote of the stockholders at the meeting, in accordance with our bylaws.

OTHER MATTERS

The board of directors does not intend to present any other matters at the meeting and knows of no other matters which will be presented at the meeting.

A copy of our 2002 annual report to stockholders, which includes our 2002 annual review and our 2002 annual report on Form 10-K, is being mailed to each stockholder of record together with this proxy statement. Our Form 10-K includes our audited financial statements for the year ended December 28, 2002, as well as more detailed information about us and our operations, supplementary financial information and certain schedules. The annual report and Form 10-K are not part of our proxy soliciting material. Copies of our Form 10-K, without exhibits, also can be obtained without charge by contacting us at 5673 Airport Road, Roanoke, Virginia 24012, (540) 362-4991.

By order of the board of directors

Eric M. Margolin

Senior Vice President

General Counsel and Secretary

Roanoke, Virginia

April 11, 2003

-PROXY-	-PROXY-

This Proxy is Solicited on Behalf of the Board of Directors

of Advance Auto Parts, Inc.

THE UNDERSIGNED hereby appoints Jeffrey T. Gray and Eric M. Margolin as proxies with full power of substitution, to vote all shares of common stock of ADVANCE AUTO PARTS, INC. which the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders of ADVANCE AUTO PARTS, INC., to be held at Wyndham Roanoke Hotel, 2801 Hershberger Road, N.W. Roanoke, Virginia on Tuesday, May 20, 2003, at 10:00 a.m., local time, and any adjournments thereof as specified by the undersigned and to vote in their discretion on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1; AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT DATED APRIL 11, 2003 IS HEREBY ACKNOWLEDGED.

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

Address Change/Comments (Mark the corresponding box on the reverse side)

X    FOLD AND DETACH HERE    X

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Directors recommend a vote FOR all nominees listed in Proposal 1. 1. ELECTION OF DIRECTORS.	2. IN THE DISCRETION OF THE PROXIES NAMED HEREIN, ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Please disregard if you have previously provided your consent decision.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that Advance Auto Parts, Inc. may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the transfer agent of Advance Auto Parts, Inc., Mellon Investor Services LLC, Ridgefield Park, NJ, and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

PLEASE DO NOT FOLD, STAPLE OR DAMAGE.

☐
FOR all nominees WITHHOLD listed below AUTHORITY (except as marked to vote for all nominees to the contrary) listed below ☐ ☐

(Instruction: To withhold authority to vote for any nominee, write that nominee’s name on the line(s) below the names of the nominees for Directors.)

The election of 01 Lawrence P. Castellani, 02 Mark J. Doran, 03 Peter J. Fontaine, 04 Stephen M. Peck, 05 Gilbert T. Ray, 06 John M. Roth, 07 Carlos A. Saladrigas, 08 William J. Salter, 09 Francesca Spinelli, 10 Ronald P. Spogli for a term expiring in 2004.

Signature	Signature	Date

NOTE:    Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/aap

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the internet at: http://www.advanceautoparts.com